Exhibit 99.6

Export Development Canada

Quarterly Financial Report
June 30, 2018
Unaudited

TRADE
UNLIMITED

Canada

EDC

Caution regarding forward-looking statements

This document contains projections and other forward-looking statements regarding future events. Such statements require us to make assumptions and are subject to inherent risks and uncertainties. These may cause actual results to differ materially from expectations expressed in the forward-looking statements.

MANAGEMENT’S DISCUSSION AND ANALYSIS

OVERVIEW

Export Development Canada (EDC) is Canada’s export credit agency. Our mandate is to support and develop Canada’s export trade, and the capacity of Canada to engage in trade and respond to international business opportunities, as well as to provide development financing in a manner consistent with Canada’s international development priorities. We provide insurance and financial services, bonding products, small business solutions as well as online credit risk management tools. Our customers are Canadian exporters, investors and their international buyers. We place a particular emphasis on small and medium enterprises by developing tools to help them succeed in international markets. EDC is a Crown corporation, wholly owned by the Government of Canada and accountable to Parliament through the Minister of International Trade. We are financially self-sustaining and do not receive parliamentary appropriations; our revenue is generated primarily by collecting interest on our loans, fees on our guarantee products and premiums on our insurance products.

Economic Environment

The second quarter of 2018 had a strong start with record Canadian export levels in April, continuing the growth trend from the first quarter. Global trade growth also remained robust; however, it began to slow down moderately in the context of heightened U.S. trade protectionism.

An improved economic outlook for the United States caused the U.S. Federal Reserve to raise its target interest rate by 25 basis points during the quarter. Although Europe’s economy has improved, core inflation remains below target, allowing the European Central Bank to hold its policy rate constant throughout the second quarter. Oil prices increased in the quarter to over U.S. $70 per barrel and are likely to remain elevated in the near term due to supply disruptions in countries such as Venezuela and Iran, as well as growing global demand.

In June, the U.S. administration ended temporary tariff exemptions for several countries, including Canada and the European Union, which resulted in many countries responding with countermeasures. The U.S. also launched an investigation into the possibility of taking actions to restrict imports of autos and parts based on national security considerations. Despite the ongoing trade policy uncertainty, business investment and exports have increased for Canada as foreign demand for Canadian products remains strong.

2        EXPORT DEVELOPMENT CANADA

MANAGEMENT’S DISCUSSION AND ANALYSIS

Business Facilitated

Financing business facilitated increased by 19% when compared to the same period in 2017 primarily due to increases in the infrastructure and environment sector and the oil and gas sector, partially offset by a decrease in the aerospace sector.

Business facilitated within our financial institutions insurance product group declined by 56% due to a decrease in demand for the product by an existing policyholder.

Business facilitated within our contract insurance and bonding product group increased by 25% due to an increase in demand for the product within the infrastructure and environment industry.

	For the six months ended
	Jun	Jun
(in millions of Canadian dollars)	2018	2017
Business Facilitated
Direct lending	11,819	9,654
Project finance	1,119	1,227
Loan guarantees	807	738
Investments	64	18

Total financing and investments	13,809	11,637

Credit insurance	28,074	28,484
Financial institutions insurance	2,258	5,106
Contract insurance and bonding	3,748	2,994
Political risk insurance	1,617	1,731

Total insurance	35,697	38,315

Total business facilitated	$49,506	$49,952

SUMMARY OF FINANCIAL RESULTS

EDC adopted the impairment requirements as per IFRS 9 Financial Instruments (IFRS 9) effective January 1, 2018. This adoption resulted in an increase to the opening retained earnings of $400 million, consistent with our expectations. We did not restate the prior year periods, as permitted by the standard. Accordingly, the current year results are based on IFRS 9, while 2017 results are based on IAS 39 Financial Instruments: Recognition and Measurement (IAS 39). For this reason, the allowance and provision for credit losses are not directly comparable. Further disclosure on the transition to the impairment requirement as per IFRS 9 is provided in Note 1 of the Condensed Consolidated Financial Statements.

Financial Performance

	For the three months ended			For the six months ended
(in millions of Canadian dollars)	Jun 2018	Mar 2018	Jun 2017	Jun 2018	Jun 2017
Net financing and investment income	301	305	320	606	654
Net insurance premiums and guarantee fees(1)	60	63	61	123	121
Realized gains (losses)(2)	(9)	5	(2)	(4)	(7)

Net revenue	352	373	379	725	768
Administrative expenses	116	116	105	232	209
Provision for (reversal of) credit losses(3)	33	(32)	(22)	1	61
Claims-related expenses	17	23	36	40	71
Income before unrealized (gains) losses	186	266	260	452	427
Unrealized (gains) losses on financial instruments(2)	(21)	(55)	(46)	(76)	29

Net income	$207	$321	$306	$528	$398

Period average USD equivalent of CAD 1.00	0.77	0.79	0.74	0.78	0.75

(1)	Includes loan guarantee fees.
(2)	Included in Other (Income) Expenses on the Consolidated Statement of Comprehensive Income.
(3)	The current year amounts have been prepared in accordance with IFRS 9. Prior year amounts have not been restated and are reported in accordance with IAS 39.

We experienced fluctuations in our net income between periods largely caused by changes in provisioning requirements and volatility in the fair value of our financial instruments due to market conditions. These changes are further discussed beginning on page 6.

QUARTERLY FINANCIAL REPORT         3

MANAGEMENT’S DISCUSSION AND ANALYSIS

Total loan revenue and loan yield has increased since the fourth quarter of 2017 mainly due to increases in U.S. interest rates as the majority of our loans are denominated in U.S. dollars.

Interest expense increased during the first half of 2018 mainly as a result of the increase in U.S. interest rates. Interest expense increased at a greater pace than loan revenue as we increased borrowings to finance the growth in our marketable securities (refer to page 9). The majority of our funding is floating rate and denominated in U.S. dollars, consistent with our loan assets.

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MANAGEMENT’S DISCUSSION AND ANALYSIS

Financial Position

As at	Jun	Mar	Dec	Jun
(in millions of Canadian dollars)	2018	2018	2017	2017
Total assets	69,028	68,220	60,120	60,831
Total liabilities	59,019	58,447	50,080	51,472
Equity	10,009	9,773	10,040	9,359

Gross loans receivable	52,420	53,162	51,199	53,811
Total allowances*	1,530	1,524	1,903	2,156

Period-end USD equivalent of CAD 1.00	0.76	0.78	0.80	0.77

*	The current year results have been prepared in accordance with IFRS 9. Prior year amounts have not been restated and are reported in accordance with IAS 39.

Gross loans receivable has increased since the fourth quarter of 2017 primarily due to foreign exchange translation tempered by net repayments. The increase in non-investment grade exposures in 2018 is primarily due to downward credit migration of an obligor in the aerospace sector.

Total loan allowance as a percentage of total financing related exposure decreased when compared to the fourth quarter of 2017 due to the adoption of the impairment model requirements of IFRS 9 which resulted in a decrease of $400 million to the opening loan allowance.

QUARTERLY FINANCIAL REPORT         5

MANAGEMENT’S DISCUSSION AND ANALYSIS

Impact of Foreign Exchange Translation on Financial Results

Our foreign currency-denominated results are impacted by exchange rate fluctuations. During the second quarter of 2018, the Canadian dollar weakened against the U.S. dollar resulting in a rate of $0.76 at the end of the quarter, compared to a rate of $0.78 at the end of the prior quarter. As reflected in the following table, the impact was an increase to our assets and liabilities, which are translated at the rate prevailing on the statement of financial position date.

The following table reflects the estimated impact on our financial position as at June 30, 2018 had the Canadian dollar remained stable relative to the U.S. dollar:

	Closing exchange rate at
(in millions of Canadian dollars)	Mar 2018	Dec 2017	Jun 2017
Financial Position
Closing exchange rate	0.78	0.80	0.77
Decrease in loans receivable	(786)	(1,700)	(532)
Decrease in loans payable	(1,071)	(2,314)	(724)

Similarly, the Canadian dollar average for the second quarter of 2018 weakened against the U.S. dollar. The Canadian dollar averaged $0.77 in the second quarter, compared to $0.79 in the prior quarter. This had a favourable impact on our financial results, as the components of net income as well as our business facilitated are translated at the average exchange rates. Had the average exchange rate remained stable in the second quarter, both our net income and business facilitated would have been lower for the period.

The following table reflects the estimated impact on our financial performance as at June 30, 2018 had the Canadian dollar remained stable relative to the U.S. dollar:

	Average exchange rate for the three months ended		Average exchange rate for the six months ended
(in millions of Canadian dollars)	Mar 2018	Jun 2017	Jun 2017
Financial Performance
Average exchange rate	0.79	0.74	0.75
Increase (decrease) in net income	(4)	9	19
Increase (decrease) in business facilitated	(379)	772	1,464

Risk Management

Our business activities expose us to a wide variety of risks including strategic, financial and operational risks. We manage risk with a three lines of defence risk governance structure, which emphasizes and balances strong central oversight and control of risk with clear accountability for and ownership of risk within the “front lines”. The structure supports the cascade of EDC’s risk appetite throughout the organization and provides forums for risks to be appropriately considered, discussed, debated and factored into business decisions at all levels and across all functions. For a more comprehensive discussion on our risk management, please refer to pages 62-71 of our 2017 Annual Report. Refer to Note 9 of the accompanying financial statements for details on financial instrument risks.

6        EXPORT DEVELOPMENT CANADA

MANAGEMENT’S DISCUSSION AND ANALYSIS

SECOND QUARTER HIGHLIGHTS

Net income declined by $114 million when compared to the previous quarter primarily due to higher loan provisioning requirements and fluctuations in the fair value of our financial instruments.

We recorded a provision charge of $33 million in the second quarter of 2018 compared to a provision release of $32 million in the previous quarter. The $33 million provision charge is mainly due to increased credit risk within our portfolio. In the first quarter of 2018, we recorded a provision release of $32 million largely due to improved credit quality in our loan guarantee portfolio.

	Three months ended
(in millions of Canadian dollars)	Jun 2018	Mar 2018
Income before provisions, claims-related expenses and unrealized (gains) losses	236	257
Provision for (reversal of) credit losses	33	(32)
Claims-related expenses	17	23
Unrealized (gains) losses on financial instruments*	(21)	(55)

Net income	$207	$321

*	Included in Other (Income) Expenses on the Condensed Consolidated Statement of Comprehensive Income.

FINANCIAL RESULTS – YEAR TO DATE

Prior Year Comparison

Net income for the first six months of 2018 was $528 million, an increase of $130 million when compared to the same period in 2017. We experienced variances in other (income) expenses as well as a reduction in the provision for credit losses, which was partially offset by a decrease in our net financing and investment income.

Other income for the first six months of 2018 was $108 million higher when compared to the same period in 2017, mainly driven by unrealized fair value gains as a result of strong performance in our investments portfolio.

Provision for credit losses was $1 million for the first six months of 2018, a decrease of $60 million from the prior year period. In 2017, we recorded a provision charge of $61 million for the period mainly due to downward credit migration in our portfolio.

Net financing and investment income was $606 million for the first six months of 2018, a decrease of $48 million from the prior year period mainly due to an increase in short-term interest rates on our commercial paper portfolio and foreign exchange translation.

QUARTERLY FINANCIAL REPORT         7

MANAGEMENT’S DISCUSSION AND ANALYSIS

Corporate Plan Comparison

Financial Performance

	Six months ended		Year ended
	Jun 2018	Jun 2018	Dec 2018
(in millions of Canadian dollars)	Actual Results	Corporate Plan	Corporate Plan
Net financing and investment income	606	648	1,295
Net insurance premiums and guarantee fees*	123	122	252
Other (income) expenses	(72)	(1)	(2)
Administrative expenses	232	247	527
Provision for credit losses	1	6	11
Claims-related expenses	40	46	91

Net income	528	472	920
Other comprehensive income	10	44	89

Comprehensive income	$538	$516	$1,009

*	Includes loan guarantee fees.

Net income for the first six months of 2018 was $56 million higher than the Corporate Plan primarily due to an increase in other (income) expenses, partially offset by a decline in net financing and investment income.

Net financing and investment income for the first half of the year was $42 million lower than Corporate Plan primarily due to foreign exchange translation as a result of the strengthening of the Canadian dollar relative to the U.S. dollar and higher net repayments than anticipated.

Other income was $71 million higher than the Corporate Plan for the first six months of 2018 as a result of strong performance in our investments portfolio. Due to the volatility and difficulty in estimating fair value gains or losses on financial instruments, a forecast for these items is not included in the Corporate Plan.

We recorded other comprehensive income of $10 million for the first six months of 2018 mainly due to a higher return on assets as we remeasured our retirement benefit assets and liabilities. The Corporate Plan had projected that the discount rate used to value our pension obligation would increase; however, the discount rate remained constant in 2018 resulting in a decrease in other comprehensive income when compared to the Plan.

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MANAGEMENT’S DISCUSSION AND ANALYSIS

Financial Position

As at	Jun 2018	Jun 2018	Dec 2018
(in millions of Canadian dollars)	Actual Results	Corporate Plan	Corporate Plan
Cash and marketable securities	14,999	11,556	10,664
Derivative instruments	490	280	280
Loans receivable	52,367	53,405	54,687
Allowance for losses on loans receivable	(1,010)	(1,266)	(1,201)
Investments at fair value through profit or loss	1,286	1,174	1,236
Other assets	896	780	823

Total Assets	$69,028	$65,929	$66,489

Loans payable	55,850	52,663	52,794
Derivative instruments	1,866	2,107	2,107
Allowance for losses on loan commitments	20	25	25
Premium and claims liabilities	700	667	579
Other liabilities	583	619	644
Equity	10,009	9,848	10,340

Total Liabilities and Equity	$69,028	$65,929	$66,489

Cash and marketable securities totalled $15.0 billion at June 30, 2018, $3.4 billion higher than Corporate Plan. Our liquidity policy requires us to hold a liquidity portfolio to meet anticipated cash requirements. In 2018, as a result of changes to the policy, the period required to be covered by the liquidity portfolio has increased from a minimum of two weeks to a minimum of one month. While the numbers in the Corporate Plan reflected the change in policy, our balance is higher than Corporate Plan mainly due to increased cash requirements for anticipated loan disbursements and debt maturities in July.

Loans receivable totalled $52.4 billion at June 30, 2018, $1 billion lower than Corporate Plan, primarily as a result of foreign exchange translation and higher net repayments than projected in the Plan.

Loans payable totalled $55.9 billion at June 30, 2018, $3.2 billion higher than Corporate Plan mainly due to the funding required for the increase in our marketable securities portfolio partially offset by foreign exchange translation.

QUARTERLY FINANCIAL REPORT         9

MANAGEMENT’S DISCUSSION AND ANALYSIS

NON-IFRS PERFORMANCE MEASURES

Claims Ratio – Credit Insurance Product Group

The claims ratio expresses net claims incurred as a percentage of net written premium. Net claims incurred include claims paid net of recoveries, estimated recoveries and changes in actuarial liabilities. This ratio only includes credit insurance activities.

Reinsurance ceded reflects various partnerships we have with reinsurers in offering and managing insurance capacity.

Net claims incurred include claims paid net of recoveries and estimated recoveries of $7 million (2017 – $38 million) and an increase in actuarial liabilities of $23 million (2017 – $45 million increase).

	Six months ended
	Jun	Jun
(in millions of Canadian dollars)	2018	2017
Premiums earned	54	53
Reinsurance ceded	(4)	(3)

Net written premium	$50	$50

Net claims incurred	$30	$83

Claims ratio	60%	166%

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MANAGEMENT’S DISCUSSION AND ANALYSIS

STATEMENT OF MANAGEMENT RESPONSIBILITY

Management is responsible for the preparation and fair presentation of these condensed consolidated quarterly financial statements in accordance with the Treasury Board of Canada Standard on Quarterly Financial Reports for Crown Corporations and for such internal controls as management determines is necessary to enable the preparation of condensed consolidated quarterly financial statements that are free from material misstatement. Management is also responsible for ensuring all other information in this quarterly financial report is consistent, where appropriate, with the condensed consolidated quarterly financial statements.

These condensed consolidated quarterly financial statements have not been audited or reviewed by an external auditor.

Based on our knowledge, these unaudited condensed consolidated quarterly financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of the corporation, as at June 30, 2018 and for the periods presented in the condensed consolidated quarterly financial statements.

Benoit Daignault,	Ken Kember,
President and CEO	Senior Vice-President & Chief Financial Officer

Ottawa, Canada
August 23, 2018

QUARTERLY FINANCIAL REPORT         11

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Export Development Canada

Condensed Consolidated Financial Statements

CONDENSED CONSOLIDATED STATEMENT OF FINANCIAL POSITION

As at

(in millions of Canadian dollars)

	Notes	Jun 2018	Mar 2018	Dec 2017	Jun 2017
Assets
Cash		172	296	157	79
Marketable securities		14,827	13,005	8,057	6,543
Derivative instruments	4	490	382	315	280
Assets held-for-sale		23	35	34	33
Loans receivable	2	52,367	53,137	51,127	53,715
Allowance for losses on loans receivable	2	(1,010)	(1,040)	(1,363)	(1,557)
Investments at fair value through profit or loss		1,286	1,209	1,124	1,078
Equipment available for lease		—	—	—	11
Net investment in aircraft under finance leases		5	—	—	—
Recoverable insurance claims	3	59	70	65	55
Reinsurers’ share of premium and claims liabilities	5	150	130	103	134
Other assets		291	648	138	114
Retirement benefit assets		78	57	69	55
Property, plant and equipment		51	53	54	53
Intangible assets		109	106	106	101
Building under finance lease		130	132	134	137

Total Assets		$69,028	$68,220	$60,120	$60,831

Liabilities and Equity
Accounts payable and other credits		116	119	123	111
Loans payable		55,850	55,470	47,114	47,918
Derivative instruments	4	1,866	1,718	1,690	2,107
Obligation under finance lease		152	153	154	156
Retirement benefit obligations		187	191	185	269
Allowance for losses on loan commitments	2	20	30	14	69
Premium and claims liabilities	5	700	670	608	672
Loan guarantees	2	128	96	192	170

Total Liabilities		59,019	58,447	50,080	51,472

Financing commitments (Note 2) and contingent liabilities (Note 6)
Equity
Share capital	7	1,333	1,333	1,333	1,333
Retained earnings		8,676	8,440	8,707	8,026

Total Equity		10,009	9,773	10,040	9,359

Total Liabilities and Equity		$69,028	$68,220	$60,120	$60,831

The accompanying notes are an integral part of these consolidated financial statements.

These financial statements were approved for issuance by the Board of Directors on August 23, 2018.

Robert S. McLeese	Benoit Daignault
Director	Director

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CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

CONDENSED CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

(in millions of Canadian dollars)

		For the three months ended			For the six months ended
	Notes	Jun 2018	Mar 2018	Jun 2017	Jun 2018	Jun 2017
Financing and Investment Revenue:
Loan	10	544	498	482	1,042	957
Marketable securities		72	42	23	114	43
Investments		2	2	3	4	5

Total financing and investment revenue		618	542	508	1,160	1,005
Interest expense	11	309	229	175	538	327
Financing related expenses		8	8	13	16	24

Net Financing and Investment Income		301	305	320	606	654
Loan Guarantee Fees		11	12	11	23	21

Insurance premiums and guarantee fees		59	60	58	119	119
Reinsurance ceded		(10)	(9)	(8)	(19)	(19)

Net Insurance Premiums and Guarantee Fees	12	49	51	50	100	100
Other (Income) Expenses	14	(12)	(60)	(44)	(72)	36
Administrative Expenses	15	116	116	105	232	209

Income before Provision and Claims-Related Expenses		257	312	320	569	530
Provision for (Reversal of) Credit Losses	2	33	(32)	(22)	1	61
Claims-Related Expenses	13	17	23	36	40	71

Net Income		207	321	306	528	398
Other comprehensive income (loss):
Retirement benefit plans remeasurement		29	(19)	(38)	10	(16)

Comprehensive Income		$236	$302	$268	$538	$382

The accompanying notes are an integral part of these consolidated financial statements.

QUARTERLY FINANCIAL REPORT        13

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN EQUITY

(in millions of Canadian dollars)

		For the three months ended			For the six months ended
	Notes	Jun 2018	Mar 2018	Jun 2017	Jun 2018	Jun 2017
Share Capital	7	1,333	1,333	1,333	1,333	1,333

Retained Earnings
Balance beginning of period		8,440	8,707	7,758	8,707	8,430
IFRS 9 impairment transition adjustment	1	—	400	—	400	—

Revised balance at beginning of period		8,440	9,107	7,758	9,107	8,430
Net income		207	321	306	528	398
Other comprehensive income (loss)
Retirement benefit plans remeasurement		29	(19)	(38)	10	(16)
Dividend paid	7	—	(969)	—	(969)	(786)

Balance end of period		8,676	8,440	8,026	8,676	8,026

Total Equity at End of Period		$10,009	$9,773	$9,359	$10,009	$9,359

The accompanying notes are an integral part of these consolidated financial statements.

14         EXPORT DEVELOPMENT CANADA

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(in millions of Canadian dollars)

	For the three months ended			For the six months ended
	Jun 2018	Mar 2018	Jun 2017	Jun 2018	Jun 2017
Cash Flows from (used in) Operating Activities
Net income	207	321	306	528	398
Adjustments to determine net cash flows from (used in) operating activities
Provision for (reversal of) credit losses	33	(32)	(22)	1	61
Actuarial change in the net allowance for claims on insurance	14	14	13	28	25
Depreciation and amortization	9	10	10	19	17
Realized (gains) and losses	2	(10)	(6)	(8)	(13)
Changes in operating assets and liabilities
Change in accrued interest and fees on loans receivable	(21)	(47)	(3)	(68)	(3)
Change in accrued interest and fair value of marketable securities	10	61	(8)	71	(2)
Change in accrued interest and fair value of loans payable	(7)	(49)	(13)	(56)	44
Change in derivative instruments	60	(169)	(60)	(109)	(249)
Other	5	(67)	116	(62)	73
Loan disbursements	(8,889)	(7,795)	(7,931)	(16,684)	(13,017)
Loan repayments and principal recoveries from loan asset sales	9,960	7,266	7,153	17,226	13,156

Net cash from (used in) operating activities	1,383	(497)	(445)	886	490

Cash Flows from (used in) Investing Activities
Disbursements for investments	(67)	(84)	(73)	(151)	(144)
Receipts from investments	59	49	26	108	48
Purchases of marketable securities	(4,007)	(4,745)	(2,454)	(8,752)	(3,043)
Sales/maturities of marketable securities	3,373	1,458	2,434	4,831	3,083
Purchases of property, plant and equipment	(1)	(1)	—	(2)	—
Purchases of intangible assets	(9)	(6)	—	(15)	—

Net cash used in investing activities	(652)	(3,329)	(67)	(3,981)	(56)

Cash Flows from (used in) Financing Activities
Issue of long-term loans payable	4,063	5,960	3,983	10,023	8,209
Repayment of long-term loans payable	(3,131)	(3,020)	(2,967)	(6,151)	(5,653)
Issue of short-term loans payable	6,402	11,126	5,843	17,528	11,853
Repayment of short-term loans payable	(6,989)	(7,614)	(6,578)	(14,603)	(14,478)
Disbursements from sale/maturity of derivative instruments	(196)	(90)	(109)	(286)	(109)
Receipts from sale/maturity of derivative instruments	9	—	—	9	—
Dividend paid	—	(969)	—	(969)	(786)

Net cash from (used in) financing activities	158	5,393	172	5,551	(964)

Effect of exchange rate changes on cash and cash equivalents	37	46	(11)	83	(11)

Net increase (decrease) in cash and cash equivalents	926	1,613	(351)	2,539	(541)
Cash and cash equivalents
Beginning of period	3,240	1,627	1,701	1,627	1,891

End of period	$4,166	$3,240	$1,350	$4,166	$1,350

Cash and cash equivalents are comprised of:
Cash	172	296	79	172	79
Cash equivalents included within marketable securities	3,994	2,944	1,271	3,994	1,271

	$4,166	$3,240	$1,350	$4,166	$1,350

Operating Cash Flows from Interest
Cash paid for interest	$226	$192	$157	$418	$286
Cash received for interest	$568	$436	$490	$1,004	$922

The accompanying notes are an integral part of these consolidated financial statements.

QUARTERLY FINANCIAL REPORT        15

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Notes to the Condensed Consolidated Financial Statements

1. Significant Accounting Policies

Basis of Presentation

Our condensed consolidated financial statements comply with the Standard on Quarterly Financial Reports for Crown Corporations issued by the Treasury Board of Canada.

Except as indicated below, these condensed interim consolidated financial statements follow the same accounting policies and methods of computation as our audited consolidated financial statements for the year ended December 31, 2017. They should be read in conjunction with the audited consolidated financial statements for the year ended December 31, 2017 and the accompanying notes as set out on pages 88-141 of our 2017 Annual Report.

Basis of Consolidation

Our consolidated financial statements include the assets, liabilities, results of operations and cash flows of our wholly owned subsidiaries and those structured entities consolidated under IFRS 10 – Consolidated Financial Statements. Intercompany transactions and balances have been eliminated.

Application of New and Revised International Financial Reporting Standards

(a)	New standards, amendments and interpretations adopted during the year

The following standards issued by the IASB were adopted during the year:

IFRS 9 – Financial Instruments – In July 2014, the IASB issued the final version of IFRS 9—Financial Instruments (IFRS 9), which is applicable for reporting periods beginning on or after January 1, 2018 and replaces the guidance in IAS 39 Financial Instruments: Recognition and Measurement (IAS 39). As we early adopted the classification and measurement requirements of IFRS 9 upon transition to IFRS in 2011 and do not apply hedge accounting to our derivatives, we only implemented the impairment requirements on January 1, 2018.

IFRS 9 does not require restatement of comparative period financial statements except in limited circumstances relating to the hedge accounting provisions of the standard. We chose not to restate comparative figures on transition and recognized the measurement difference of $400 million through an adjustment to opening retained earnings.

The impairment requirements under IFRS 9 are calculated using an expected credit loss (ECL) model as opposed to the incurred loss model under IAS 39 and impacts the allowance on our loans receivable, loan commitments and loan guarantees. Our updated accounting policy is as follows:

Allowance for Losses on Loans Receivable, Loan Commitments and Loan Guarantees

The allowance for losses on loans receivable, loan commitments and loan guarantees represents management’s best estimate of probable credit losses and is based on the expected credit loss model.

Financial assets subject to an impairment assessment include loans held at amortized cost. The allowance for credit losses related to loans receivable are presented in the allowance for losses on loans receivable in the condensed consolidated statement of financial position.

Off-balance sheet items subject to an impairment assessment include loan commitments and loan guarantees. The allowance for credit losses related to loan commitments are presented in allowance for losses on loan commitments and allowances for credit losses related to loan guarantees are included in the liability for loan guarantees in the condensed consolidated statement of financial position.

16         EXPORT DEVELOPMENT CANADA

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Changes in the allowance for credit losses on loans receivable, loan commitments and loan guarantees as a result of originations, repayments and maturities, changes in risk parameters, remeasurements and modifications are recorded in the provision for (reversal of) credit losses in our condensed consolidated statement of comprehensive income.

Expected Credit Loss Impairment Model

The expected credit loss model applies a three-stage approach to measure our allowance for credit losses. At initial recognition financial instruments are placed in Stage 1. Expected credit losses are measured based on the stage assignment of the financial instrument:

•

Stage 1 - Where there has not been a significant increase in credit risk since origination, the allowance recorded is based on the expected credit losses resulting from defaults over the next 12-months;

•

Stage 2 - Where there has been a significant increase in credit risk since origination, the allowance recorded is based on the expected credit losses over the remaining lifetime of the financial instrument; and

•

Stage 3 - Where a financial instrument is considered impaired, the allowance recorded is based on the expected credit losses over the remaining lifetime of the instrument and interest revenue is calculated based on the carrying amount of the instrument, net of the loss allowance, rather than on its gross carrying amount.

Impairment and Write-off of Financial Instruments

Under EDC’s definition of default on loans receivable and loan commitments, financial instruments are considered to be in default and placed in Stage 3 when they meet one or both of the following criteria which represent objective evidence of impairment:

•	there has been a deterioration in credit quality to the extent that EDC considers that the obligor is unlikely to pay its credit obligations to EDC in full; or

•	the obligor is past due more than 90 days on any material credit obligation to EDC.

Loan guarantees with impaired obligors are identified using the same criteria on the underlying loan as used to assess the impairment of direct loans carried at amortized cost. When the underlying loan is individually assessed to be impaired, it is probable that a call on the guarantee will be made representing an outflow of economic benefits that would be required to settle our obligation under the guarantee. Should there be a cash outflow related to a call on an impaired guarantee, in most cases we would not consider the associated newly originated loan to be a purchase or origination of a credit impaired asset.

Loans and the related allowance for credit losses are written off, either partially or in full, when all collection methods, including the realization of collateral, have been exhausted and no further prospect of recovery is likely.

Measurement of Expected Credit Losses

The ECL calculation along with the stage assignment considers reasonable and supportable information about past events, current conditions and forecasts of future economic events. The estimation and application of forward-looking information, using both internal and external sources of information, requires significant judgement.

The ECL model is a function of the probability of default (PD), loss given default (LGD), and exposure at default (EAD) of a specific obligor or group of obligors with like characteristics such as industry and country classification as well as credit risk rating, discounted to the reporting date using the effective interest rate, or an approximation thereof. In determining the expected life of a financial instrument, the contractual terms as well as significant judgements on historical behaviour patterns are considered. In order to satisfy the requirements of IFRS 9, we leverage the risk inputs from our existing regulatory capital models and make adjustments, where appropriate.

QUARTERLY FINANCIAL REPORT        17

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Significant Increase in Credit Risk

At each reporting date, an assessment of whether a significant increase in credit risk has taken place since the initial recognition of the financial instrument is performed. The assessment does not use the low credit risk exemption stated in the standard, requires significant judgement and considers the following factors:

•	a threshold based on a relative change in the probability of default for the remaining expected life of the instrument relative to the corresponding probability of default at origination;

•	qualitative information available as at the reporting date; and

•	days past due.

Any exposure that is 30 days past due is placed in Stage 2. Any exposure that is 90 days past due is considered impaired and placed in Stage 3.

Assets can move in both directions through the stages of the impairment model. If, in a subsequent period, the credit quality improves for an instrument in Stage 2 such that the increase in credit risk since initial recognition is no longer considered significant, the instrument will move to Stage 1 and the loss allowance shall revert to being recognized based on the 12-month expected credit losses.

Modifications

In situations where a borrower experiences financial difficulty, we may grant certain concessionary modifications to the terms and conditions of a loan. An assessment is done to determine if the loan should be derecognized. If the modification does not result in derecognition, the date of origination continues to be used to assess significant increase in credit risk. If the modification results in derecognition, a new loan is recognized based on the new contractual terms and the date of modification is used to assess significant increase in credit risk.

Forward-Looking Information

Expected credit losses are calculated using forward looking information determined from reasonable and supportable forecasts of future economic conditions as at the reporting date. The ECL model does not consider every possible scenario but reflects a representative sample of three possible outcomes. The scenarios used are not biased towards extremes, reflect consistency among variables and are probability-weighted.

In addition to a baseline macroeconomic outlook, EDC also produces two alternative outlooks. These alternative forecasts leverage our country risk and sector analysts in our economics group to identify and vet key upside and downside scenario possibilities, considering their impacts and probability of occurrence. The scenarios are reviewed quarterly for ongoing relevance.

The macroeconomic variables considered in the determination of the scenarios have been established to be key drivers of a global macroeconomic outlook and influential to EDC’s loan portfolio and include, but are not limited to, gross domestic product, commodity prices, equity indices, bond yields and unemployment rates. The macroeconomic variables are applied in the ECL model based on the industry, country and the credit risk rating that is applicable to each obligor. We also assess the extent to which these variables may not reflect recent economic events that may result in credit deterioration. In these cases we will estimate the potential impact on our allowances and apply market overlays to specific industries or other exposure categories that we deem appropriate.

18         EXPORT DEVELOPMENT CANADA

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Transition Impact

The following table reconciles the closing impairment allowance under IAS 39 to the opening impairment allowance for credit losses under IFRS 9 as at January 1, 2018:

	Impairment allowance under IAS 39 as at December 31, 2017				Impairment allowance under IFRS 9 as at January 1, 2018
(in millions of Canadian dollars)	Collective Individual		Total	Transition Adjustment	Stage 1	Stage 2	Stage 3	Total
Loans receivable	835	528	1,363	(339)	113	388	523	1,024
Loan commitments	14	—	14	(5)	4	5	—	9
Loan guarantees	82	53	135	(56)	16	9	54	79

Total	$931	$581	$1,512	$(400)	$133	$402	$577	$1,112

IFRS 7 – Financial Instruments: Disclosures – In July 2014, the IASB issued amendments to the standard requiring entities to provide additional qualitative and quantitative disclosure when an entity applies IFRS 9. As EDC implemented IFRS 7 amendments related to classification and measurement in 2011, only amendments related to impairment disclosures are required. We implemented the disclosure amendments on January 1, 2018 in conjunction with the implementation of IFRS 9, as noted above.

IFRS 15 – Revenue from Contracts with Customers – In May 2014, the IASB issued the new standard which establishes a comprehensive framework for the recognition, measurement and disclosure of revenue and cash flows arising from an entity’s contracts with customers except for revenue arising from items such as financial instruments, insurance contracts and leases. Loan guarantee fees were assessed to be in scope of IFRS 15, however the adoption of the new standard did not have an impact on the consolidated financial statements.

IFRIC 22 – Foreign Currency Transactions and Advance Consideration – In December 2016, the IASB issued this interpretation to provide guidance on how to determine the “date of the transaction” for purposes of identifying the exchange rate to use in transactions within the scope of IAS 21 The Effects of Changes in Foreign Exchange Rates involving the payment or receipt of consideration in advance. This interpretation, which resulted in no change to our financial statements, was adopted on January 1, 2018.

(b)	New standards, amendments and interpretations issued but not yet in effect

The following amendments issued by the IASB during the year have been assessed as having a possible effect on EDC in the future.

IAS 19 – Employment Benefits – In February 2018, the IASB issued amendments to this standard requiring current service cost and net interest to be determined using the assumptions used for the remeasurement if a plan amendment, curtailment or settlement occurs. Amendments also require the effect of a plan amendment, curtailment or settlement on the requirements regarding the asset ceiling be clarified. The amendments are effective for reporting periods beginning on or after January 1, 2019 and will only impact EDC upon a plan amendment, curtailment or settlement occurring.

Use of Estimates and Key Judgments

The preparation of financial statements requires the use of estimates and key judgments. Judgment is required in the selection of accounting policies, and their application requires the use of estimates and assumptions to arrive at the reported carrying values of our assets and liabilities. Areas where management has made use of significant estimates and exercised judgment include the allowance for losses on loans receivable, loan commitments and loan guarantees, assets held-for-sale, premium and claims liabilities, recoverable insurance claims, retirement benefit plans and financial instruments measured at fair value. Refer to page 90 of our 2017 Annual Report for details.

QUARTERLY FINANCIAL REPORT        19

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

2.	Loans and Allowance for Losses

Loans Receivable

	Jun	Mar	Dec	Jun
(in millions of Canadian dollars)	2018	2018	2017	2017
Performing:
Past due*	86	39	99	49
Current year and beyond	51,393	52,161	50,185	52,848

Performing gross loans receivable	51,479	52,200	50,284	52,897
Individually impaired loans	941	962	915	914

Gross loans receivable	52,420	53,162	51,199	53,811
Accrued interest and fees receivable	252	273	241	216
Deferred loan revenue and other credits	(305)	(298)	(313)	(312)

Total loans receivable	$52,367	$53,137	$51,127	$53,715

*

Receivables of $35 million were less than 30 days past due. In the first week of July 2018, we received payments of $82 million (March 2018 - $39 million; first week of April 2018 - $36 million; December 2017 - $99 million; first week of January 2018 - $93 million and June 2017 - $49 million; first week of July 2017 - $17 million).

The following reflects the movement in gross loans receivable during the period:

(in millions of Canadian dollars)	2018	2017
Balance at January 1	51,199	55,375
Disbursements	16,684	13,017
Principal repayments	(17,214)	(12,732)
Loans written off	(50)	(29)
Principal recoveries from loan asset sales	(12)	(424)
Capitalized interest	2	2
Transferred to held-for-sale	—	(5)
Foreign exchange translation	1,811	(1,393)

Balance at June 30	$52,420	$53,811

Individually Impaired Loans Receivable

	Jun	Mar	Dec	Jun
(in millions of Canadian dollars)	2018	2018	2017	2017
Gross loans receivable
Sovereign	9	9	9	8
Commercial	932	953	906	906

	941	962	915	914
Less: Deferred loan revenue and other credits	24	15	17	18
Individual allowance	527	558	528	521

Carrying amount of individually impaired loans	$390	$389	$370	$375

20         EXPORT DEVELOPMENT CANADA

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

The following reflects the movement in individually impaired gross loans receivable during the period:

(in millions of Canadian dollars)	2018	2017
Balance at January 1	915	1,037
Loans classified as impaired	62	32
Disbursements	27	3
Capitalized interest	1	—
Loans written off	(50)	(16)
Principal repayments	(33)	(14)
Principal recoveries from loan asset sales	(12)	—
Loans reinstated to performing*	(7)	(92)
Transfer to assets held-for-sale	—	(5)
Foreign exchange translation	38	(31)

Balance at June 30	$941	$914

*	Includes loans made performing following the restructuring of credit agreements.

Financing Commitments

The following table shows our outstanding financing commitments related to loans receivable by type:

	Jun	Mar	Dec	Jun
(in millions of Canadian dollars)	2018	2018	2017	2017
Signed loan commitments	20,202	20,593	20,784	18,417
Letters of offer	6,249	4,125	3,756	3,899
Unallocated confirmed lines of credit	123	130	112	140

Total financing commitments	$26,574	$24,848	$24,652	$22,456

Allowance for Losses

The following table shows the gross and net carrying amount of our loans receivable, loan commitments and loan guarantees:

			Jun 2018			Mar 2018			Dec 2017(1)			Jun 2017(1)
(in millions of Canadian dollars)	Gross carrying amount	Allowance for losses (2)	Net carrying amount	Gross carrying amount	Allowance for losses (2)	Net carrying amount	Gross carrying amount	Allowance for losses (2)	Net carrying amount	Gross carrying amount	Allowance for losses (2)	Net carrying amount
Loans receivable	52,420	1,010	51,410	53,162	1,040	52,122	51,199	1,363	49,836	53,811	1,557	52,254
Loan commitments	20,202	20	20,182	20,593	30	20,563	20,784	14	20,770	18,417	69	18,348
Loan guarantees	2,761	70	2,691	2,635	40	2,595	2,616	135	2,481	2,610	108	2,502

Total	$75,383	$1,100	$74,283	$76,390	$1,110	$75,280	$74,599	$1,512	$73,087	$74,838	$1,734	$73,104

(1)	Prior period amounts have not been restated and are reported in accordance with IAS 39.
(2)	Includes allowance on other receivables of $4 million (March 2018—$2 million, December 2017—$4 million, and June 2017—$5 million).

QUARTERLY FINANCIAL REPORT        21

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

The following tables reconcile the opening and closing allowance for losses on loans receivable, loan commitments and loan guarantees for the quarter ended June 30, 2018. Reconciling items include the allowance impact due to the following:

•	The impact of transfers between stages before any corresponding remeasurement of allowance;

•

Remeasurement of allowance as a result of transfers between stages and the impact of any credit risk rating changes, changes in model inputs, collateral values and assumptions that did not result in a transfer between stages;

•

New originations during the period, which include newly disbursed loans, newly signed loan commitments, and newly signed loan guarantees and also include loan assets that were originated due to recognition following a modification;

•

Net disbursements or repayments and maturities, which include loan disbursements and repayments on existing loans receivable, loan commitments and loan guarantees and include loan assets that were derecognized due to a modification;

•	Write-off of assets deemed uncollectible; and

•	Effect of changes in foreign exchange rates.

22         EXPORT DEVELOPMENT CANADA

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Changes to the allowance for losses on loans receivable, loan commitments and loan guarantees as at and for the three months ended June 30 and March 31, as well as the six months ended June 30 were as follows:

		Three months ended				Three months ended				Six months ended
				Jun 30				Mar 31				Jun 30
				2018				2018				2018
(in millions of Canadian dollars)	Stage 1	Stage 2	Stage 3	Total	Stage 1	Stage 2	Stage 3	Total	Stage 1	Stage 2	Stage 3	Total
Loans receivable
Balance at beginning of period	119	363	558	1,040	113	388	523	1,024	113	388	523	1,024
Provision for (reversal of) credit losses
Transfer to stage 1	24	(24)	—	—	24	(20)	(4)	—	48	(44)	(4)	—
Transfer to stage 2	(14)	14	—	—	(3)	3	—	—	(17)	17	—	—
Transfer to stage 3	—	(2)	2	—	—	(1)	1	—	—	(3)	3	—
Remeasurements	(20)	—	11	(9)	(22)	(11)	17	(16)	(42)	(11)	28	(25)
New originations	27	4	3	34	17	2	11	30	44	6	14	64
Net repayments and maturities	(3)	(8)	(1)	(12)	(13)	(11)	(2)	(26)	(16)	(19)	(3)	(38)

Total provision for (reversal of) credit losses	14	(16)	15	13	3	(38)	23	(12)	17	(54)	38	1
Write-offs	—	—	(56)	(56)	—	—	—	—	—	—	(56)	(56)
Foreign exchange translation	1	2	10	13	3	13	12	28	4	15	22	41

Balance at end of period	134	349	527	1,010	119	363	558	1,040	134	349	527	1,010

Loan commitments
Balance at beginning of period	4	25	1	30	4	5	—	9	4	5	—	9
Provision for (reversal of) credit losses
Transfer to stage 1	2	(2)	—	—	—	—	—	—	2	(2)	—	—
Transfer to stage 2	(1)	1	—	—	(1)	1	—	—	(2)	2	—	—
Remeasurements	(4)	(7)	—	(11)	1	19	1	21	(3)	12	1	10
New originations	1	—	—	1	—	—	—	—	1	—	—	1

Total provision for (reversal of) credit losses	(2)	(8)	—	(10)	—	20	1	21	(2)	12	1	11

Balance at end of period	2	17	1	20	4	25	1	30	2	17	1	20

Loan guarantees
Balance at beginning of period	9	6	25	40	16	9	54	79	16	9	54	79
Provision for (reversal of) credit losses
Transfer to stage 1	3	(3)	—	—	2	(2)	—	—	5	(5)	—	—
Transfer to stage 2	(5)	5	—	—	—	—	—	—	(5)	5	—	—
Transfer to stage 3	—	(1)	1	—	—	—	—	—	—	(1)	1	—
Remeasurements	(7)	36	5	34	(13)	(1)	4	(10)	(20)	35	9	24
New originations	12	—	—	12	4	—	—	4	16	—	—	16
Net repayments and maturities	(1)	(13)	(2)	(16)	—	(1)	(34)	(35)	(1)	(14)	(36)	(51)

Total provision for (reversal of) credit losses	2	24	4	30	(7)	(4)	(30)	(41)	(5)	20	(26)	(11)
Foreign exchange translation	—	—	—	—	—	1	1	2	—	1	1	2

Balance at end of period	11	30	29	70	9	6	25	40	11	30	29	70

Total allowance for losses on loans receivable, loan commitments and loan guarantees	$147	$396	$557	$1,100	$132	$394	$584	$1,110	$147	$396	$557	$1,100

QUARTERLY FINANCIAL REPORT        23

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

The following table reflects the movement in the allowance for losses on loans receivable, loan commitments and loan guarantees during the prior period:

					2017(3)
(in millions of Canadian dollars)	Balance at Jan 1	Provision for (reversal of) credit losses	Write- offs	Foreign exchange translation	Balance at June 30
Loans receivable(1)	1,552	64	(15)	(44)	1,557
Loan commitments	78	(7)	—	(2)	69
Loan guarantees(2)	105	4	—	(1)	108

Total	$1,735	$61	$(15)	$(47)	$1,734

(1)	Includes allowance on other receivables of $5 million.
(2)	Included in the liability for loan guarantees.
(3)	Prior period amounts have not been restated and are reported in accordance with IAS 39.

The following table shows the breakdown of our provision for (reversal of) credit losses for the prior periods:

	Three months ended	Six months ended
(in millions of Canadian dollars)	Jun 2017	Jun 2017
Credit migration	(24)	60
Changes in portfolio composition*	2	7
Increased concentration threshold	—	(6)

Provision for (reversal of) credit losses	$(22)	$61

*

Represents provision requirements (reversals) as a result of disbursements, new financing business facilitated and repayments. Also includes the impact of changes in collateral values for our secured loans as these impacts should be considered in conjunction with the impact of the repayments on these loans throughout the year.

24         EXPORT DEVELOPMENT CANADA

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Exposure by Credit Grade

					Jun 2018		Mar 2018		Dec 2017		Jun 2017
	Non-credit-		Credit-
	impaired		impaired		% of		% of		% of		% of
(in millions of Canadian dollars)	Stage 1	Stage 2	Stage 3	$	total	$	total	$	total	$	total
Gross loans receivable
Investment grade*	22,054	2,501	—	24,555	47%	25,590	48%	25,642	50%	25,256	47%
Non-investment grade	15,278	11,646	—	26,924	51%	26,610	50%	24,642	48%	27,641	51%
Individually impaired	—	—	941	941	2%	962	2%	915	2%	914	2%

Total gross loans receivable	$37,332	$14,147	$941	$52,420	100%	$53,162	100%	$51,199	100%	$53,811	100%

Loan commitments
Investment grade*	11,893	1,233	—	13,126	65%	13,335	65%	13,892	67%	11,898	65%
Non-investment grade	4,196	2,853	—	7,049	35%	7,247	35%	6,892	33%	6,506	35%
Individually impaired	—	—	27	27	—%	11	—%	—	—%	13	—%

Total loan commitments	$16,089	$4,086	$27	$20,202	100%	$20,593	100%	$20,784	100%	$18,417	100%

Loan guarantees
Investment grade*	316	403	—	719	26%	702	27%	712	27%	756	29%
Non-investment grade	1,565	436	—	2,001	73%	1,894	72%	1,832	70%	1,819	70%
Individually impaired	—	—	41	41	1%	39	1%	72	3%	35	1%

Total loan guarantees	$1,881	$839	$41	$2,761	100%	$2,635	100%	$2,616	100%	$2,610	100%

*	Investment grade exposure represents obligors with credit ratings of BBB- and above as determined based on our internal credit risk rating methodology.

3.	Recoverable Insurance Claims

(in millions of Canadian dollars)	2018	2017
Balance at January 1	65	63
Claims paid	32	45
Claims recovered	(30)	(6)
Change in recoverable portion of cumulative claims paid	(11)	(45)
Foreign exchange translation	3	(2)

Balance at June 30	$59	$55

QUARTERLY FINANCIAL REPORT        25

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

4.	Derivative Instruments

We use a variety of derivative instruments to manage costs, returns and levels of financial risk associated with our funding, investment and risk management activities. Refer to page 108 of the 2017 Annual Report for a description of derivative instruments that we currently use and for information on how we manage credit, interest and foreign exchange risks arising from the use of derivatives.

The following table provides the fair values for each category of derivative financial instrument:

(in millions of Canadian dollars)			Jun 2018			Dec 2017			Jun 2017
	Positive	Negative	Total	Positive	Negative	Total	Positive	Negative	Total
Cross currency interest rate swaps	60	1,434	(1,374)	167	1,329	(1,162)	179	1,806	(1,627)
Interest rate swaps	229	406	(177)	95	267	(172)	73	182	(109)
Foreign exchange swaps	201	26	175	53	91	(38)	28	119	(91)
Foreign exchange forwards	—	—	—	—	3	(3)	—	—	—

Total derivative instruments	490	1,866	(1,376)	315	1,690	(1,375)	280	2,107	(1,827)
Impact of netting agreements	(445)	(445)	—	(263)	(263)	—	(131)	(131)	—

Total	$45	$1,421	$(1,376)	$52	$1,427	$(1,375)	$149	$1,976	$(1,827)
Applicable collateral			—			(24)			(22)

Net amount			$(1,376)			$(1,399)			$(1,849)

5.	Premium and Claims Liabilities

The premium and claims liabilities for our credit insurance (CI), contract insurance and bonding (CIB) and political risk insurance (PRI) product groups were as follows:

(in millions of Canadian dollars)				Jun 2018				Mar 2018				Dec 2017				Jun 2017
	CI*	CIB	PRI	Total	CI*	CIB	PRI	Total	CI*	CIB	PRI	Total	CI*	CIB	PRI	Total
Insurance	300	40	360	700	280	40	350	670	274	45	289	608	305	41	326	672
Reinsurance	(20)	—	(130)	(150)	(10)	—	(120)	(130)	(13)	(1)	(89)	(103)	(14)	2	(122)	(134)

Net liability	$280	$40	$230	$550	$270	$40	$230	$540	$261	$44	$200	$505	$291	$43	$204	$538

*	Includes financial institutions insurance.

The premium and claims liabilities are comprised of the following components:

(in millions of Canadian dollars)	Jun 2018	Mar 2018	Dec 2017	Jun 2017
Deferred insurance premiums	160	155	146	152
Allowance for claims on insurance	540	515	462	520

Total premium and claims liabilities	700	670	608	672

Reinsurers’ share of allowance for claims on insurance	(110)	(101)	(71)	(98)
Prepaid reinsurance	(40)	(29)	(32)	(36)

Reinsurers’ share of premium and claims liabilities	(150)	(130)	(103)	(134)

Net premium and claims liabilities	$550	$540	$505	$538

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CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

6.	Contingent Liabilities

As explained on page 113 of the 2017 Annual Report, we are subject to a limit imposed by the Export Development Act on our contingent liability arrangements. The limit is currently $45.0 billion. Our position against this limit is provided below:

(in millions of Canadian dollars)	Jun 2018	Mar 2018	Dec 2017	Jun 2017
Insurance in force:
Credit insurance	10,422	9,808	9,294	9,815
Financial institutions insurance	2,655	3,240	3,392	3,723
Contract insurance and bonding	8,667	8,187	8,297	8,115
Political risk insurance	892	953	915	1,244
Reinsurance ceded*	(250)	(250)	(250)	(250)

Insurance in force	22,386	21,938	21,648	22,647
Loan guarantees	2,761	2,635	2,616	2,610

Total	$25,147	$24,573	$24,264	$25,257

*	Represents treaty reinsurance agreements covering most bonding obligors and the short-term export credit insurance product group, including most foreign bank exposures.

7.	Equity

EDC’s authorized share capital is $3.0 billion consisting of 30 million shares with a par value of $100 each. The number of shares issued and fully paid is 13.3 million (2017 – 13.3 million). In the first quarter of 2018, a dividend of $969 million was paid to the Government of Canada (2017 – $786 million).

QUARTERLY FINANCIAL REPORT        27

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

8.	Fair Value of Financial Instruments

Fair value represents our estimation of the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. For a full description of our controls, policies and valuation techniques surrounding fair value of financial instruments refer to Note 26 on page 124 of the 2017 Annual Report.

As with any estimate, uncertainty is inherent due to the unpredictability of future events. In the case of estimating the fair value of our financial instruments, this uncertainty is magnified due to the large number of assumptions used and the wide range of acceptable valuation techniques. Estimates of fair values are based on market conditions at a certain point in time, and may not be reflective of future market conditions. Therefore, the estimates of the fair value of financial instruments outlined as follows do not necessarily reflect the actual values that may occur should the instruments be exchanged in the market.

		Jun		Mar
(in millions of Canadian dollars)		2018		2018
	Carrying	Fair	Carrying	Fair
	value	value	value	value
Assets
Performing fixed rate loans*	13,200	12,709	13,440	13,193
Performing floating rate loans*	37,771	38,155	38,270	38,843

Total performing loans receivable	50,971	50,864	51,710	52,036
Impaired loans*	390	390	389	389

Loans receivable and accrued interest and fees	51,361	51,254	52,099	52,425
Marketable securities	14,827	14,827	13,005	13,005
Derivative instruments	490	490	382	382
Investments at fair value through profit or loss	1,286	1,286	1,209	1,209
Recoverable insurance claims	59	59	70	70
Other assets	291	290	648	647
Liabilities
Accounts payable and other credits	116	118	119	121
Loans payable	55,850	55,703	55,470	55,332
Derivative instruments	1,866	1,866	1,718	1,718
Loan guarantees	128	94	96	57

*	Balances are net of loan allowance.

Unobservable Inputs – Investments at Fair Value Through Profit or Loss

In the process of assessing the fair value for certain investment instruments, estimates determined in a manner consistent with industry practice are employed in the models which cannot be directly observed in the market. EDC’s unobservable estimates are outlined in the following table:

(in millions of Canadian dollars)
Valuation technique	Unobservable input	Range (average)	Fair value at Jun 2018(1)
Multiples	Multiple (Sales or EBITDA(2))	0.0 – 10.2 (7.2)	109
	Liquidity discount	0% – 50% (50%)	7
	Discount rate	10% – 35% (19%)	32

Discounted cash flows	Discount rate	0% – 15% (4%)	5

(1)	The valuation of an investment may use multiple unobservable inputs and therefore its fair value can be included multiple times in the fair value amounts.
(2)	Earnings before interest, taxes, depreciation and amortization.

28         EXPORT DEVELOPMENT CANADA

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Fair Value Hierarchy

The following table presents the fair value hierarchy of our financial instruments based on whether the inputs to those techniques are observable or unobservable.

•	Level 1 - fair values are based on quoted prices (unadjusted) in active markets for identical assets or liabilities;

•

Level 2 - fair values are determined using inputs other than quoted prices included within Level 1 that are observable for the assets or liabilities, either directly (i.e. as prices) or indirectly (i.e. derived from prices); and

•	Level 3 - fair values are determined using inputs for the assets or liabilities that are not based on observable market data (unobservable inputs).

(in millions of Canadian dollars)				Jun 2018				Mar 2018
	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
Assets
Performing fixed rate loans	—	12,370	339	12,709	—	12,829	364	13,193
Performing floating rate loans	—	37,947	208	38,155	—	38,666	177	38,843

Total performing loans receivable	—	50,317	547	50,864	—	51,495	541	52,036
Impaired loans	—	390	—	390	—	389	—	389

Loans receivable and accrued interest and fees	—	50,707	547	51,254	—	51,884	541	52,425
Marketable securities	6,458	8,369	—	14,827	6,321	6,684	—	13,005
Derivative instruments	—	490	—	490	—	353	29	382
Investments at fair value through profit or loss	1	—	1,285	1,286	1	—	1,208	1,209
Recoverable insurance claims	—	—	59	59	—	—	70	70
Other assets	258	32	—	290	613	34	—	647
Liabilities
Accounts payable and other credits	84	34	—	118	86	35	—	121
Loans payable	—	55,703	—	55,703	—	55,238	94	55,332
Derivative instruments	—	1,866	—	1,866	—	1,718	—	1,718
Loan guarantees	—	94	—	94	—	57	—	57

The following table summarizes the reconciliation of Level 3 fair values between the beginning of the year and the end of the second quarter of 2018 for the financial instruments carried at fair value:

(in millions of Canadian dollars)					Jun 2018
	Recoverable insurance claims	Investments at fair value through profit or loss	Loans payable designated at fair value through profit or loss	Derivative instruments	Total
Balance at beginning of year	65	1,121	(92)	28	1,122
Decrease in recoverable insurance claims	(9)	—	—	—	(9)
Change in accrued interest	—	—	25	(24)	1
Unrealized gains (losses) included in other (income) expenses	—	68	5	(4)	69
Purchases of assets/issuances of liabilities	—	170	—	—	170
Matured assets/liabilities	—	—	65	—	65
Return of capital	—	(108)	—	—	(108)
Foreign exchange translation	3	34	(3)	—	34

Balance at end of period	$59	$1,285	$—	$—	$1,344

Total gains (losses) for the first six months of 2018 included in comprehensive income for instruments held at the end of the quarter	$(9)	$83	$—	$—	$74

Changes in valuation methods may result in transfers into or out of Levels 1, 2 and 3. In the first six months of 2018, there were no transfers between levels.

QUARTERLY FINANCIAL REPORT        29

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

The fair value of Level 3 financial instruments is in whole or in part based on unobservable inputs. In preparing financial statements, appropriate levels for these unobservable input parameters are chosen so that they are consistent with prevailing market evidence or management judgment. For the quarter ended June 30, 2018, a sensitivity analysis was performed using possible alternative assumptions to recalculate the fair value of our Level 3 financial instruments.

In order to perform our sensitivity analysis for our Level 3 investments, we adjusted the unobservable inputs. The unobservable inputs used to value our Level 3 investments include one or more of the following: multiple of sales, liquidity discount, multiple of EBITDA and discount rate. When multiple unobservable inputs are shocked, no netting is considered, resulting in the highest favourable or unfavourable change. The results of our analysis on our Level 3 investments ranged from an unfavourable change of $63 million to a favourable change of $60 million.

9.    Financial Instrument Risks

The principal risks that we are exposed to as a result of holding financial instruments are credit, market and liquidity risk. For a full description of our objectives, policies and processes for managing financial instrument risk refer to management’s discussion and analysis on pages 66 to 70 and notes related to our derivative instruments and debt instruments on pages 108 to 111 of the 2017 Annual Report.

Credit Risk

Credit risk is the risk of loss incurred if a counterparty fails to meet its financial commitments. We are exposed to credit risk on financial instruments under both our loans program and our treasury activities.

Concentration of Credit Risk

The following table provides a breakdown, by the country in which the risk resides, of the maximum exposure to credit risk of financial instruments. The exposure includes gross loans receivable, loan guarantees, investments at fair value through profit or loss, marketable securities, derivative assets and cash. The concentration of credit risk exposure provided below also includes the impact of unfunded loan participations and loan default insurance, which we use to mitigate credit risk within the loan portfolio.

(in millions of Canadian dollars)	Jun 2018 Exposure			Mar 2018 Exposure			Dec 2017 Exposure			Jun 2017 Exposure
Country	$		%	$		%	$		%	$		%
United States		19,945	28		20,290	29		16,995	27		16,910	26
Canada		10,068	14		8,252	12		7,573	12		7,661	12
United Kingdom		5,036	7		5,723	8		5,492	9		5,553	9
India		3,994	6		3,663	5		3,587	6		2,885	4
Australia		3,112	4		3,392	5		3,009	5		3,461	5
Chile		2,551	4		2,406	3		2,251	3		1,788	3
Mexico		2,464	3		2,878	4		2,135	3		2,053	3
Germany		2,124	3		2,038	3		1,530	2		1,608	2
Saudi Arabia		2,044	3		2,054	3		2,019	3		2,166	3
Brazil		2,035	3		2,302	3		2,206	3		3,244	5
Other		18,583	25		17,691	25		16,671	27		17,072	28

Total		$71,956	100		$70,689	100		$63,468	100		$64,401	100

30         EXPORT DEVELOPMENT CANADA

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

The concentration of credit risk by industry sector for our financial instruments is as follows:

(in millions of Canadian dollars)	Jun 2018 Exposure			Mar 2018 Exposure			Dec 2017 Exposure			Jun 2017 Exposure
Industry	$		%	$		%	$		%	$		%
Commercial:
Aerospace		11,625	16		12,107	17		12,123	19		13,082	20
Financial institutions		9,496	13		9,163	13		7,728	12		8,653	13
Oil and gas		8,202	11		8,166	12		7,527	12		9,569	15
Mining		6,724	9		6,608	9		6,601	10		6,420	10
Information and communication technologies		6,474	9		7,033	10		6,280	10		5,128	8
Infrastructure and environment		5,996	8		5,620	8		5,216	8		4,942	8
Surface transportation		5,866	8		5,933	8		5,671	9		5,895	9
Other		4,853	8		4,423	7		4,117	7		3,948	6

Total commercial		59,236	82		59,053	84		55,263	87		57,637	89
Sovereign		12,720	18		11,636	16		8,205	13		6,764	11

Total		$71,956	100		$70,689	100		$63,468	100		$64,401	100

10. Loan Revenue

	Three months ended			Six months ended
	Jun	Mar	Jun	Jun	Jun
(in millions of Canadian dollars)	2018	2018	2017	2018	2017
Loan interest
Floating rate	369	332	314	701	624
Fixed rate	118	115	119	233	230
Loan fee revenue	52	47	44	99	93
Impaired revenue	5	4	5	9	10

Total loan revenue	$544	$498	$482	$1,042	$957

11. Interest Expense

	Three months ended			Six months ended
	Jun	Mar	Jun	Jun	Jun
(in millions of Canadian dollars)	2018	2018	2017	2018	2017
Loans payable and related derivatives
Short-term payables	73	45	29	118	57
Long-term payables – floating	194	147	113	341	206
Long-term payables – fixed*	39	37	33	76	64
Other	3	—	—	3	—

Total interest expense	$309	$229	$175	$538	$327

*

Includes interest expense for debt classified at amortized cost of $34 million for the three months ended June 2018 (March 2018 – $32 million and June 2017 – $27 million), and a cost of $66 million for the six months ended June 2018 (June 2017 – $54 million).

QUARTERLY FINANCIAL REPORT        31

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

12. Net Insurance Premiums and Guarantee Fees

The following tables present our net insurance premiums and guarantee fee revenue for our credit insurance (CI), financial institutions insurance (FII), contract insurance and bonding (CIB) and political risk insurance (PRI) product groups:

	Three months ended
(in millions of Canadian dollars)					Jun 2018					Mar 2018					Jun 2017
	CI	FII	CIB	PRI	Total	CI	FII	CIB	PRI	Total	CI	FII	CIB	PRI	Total
Premiums earned	27	4	22	6	59	28	4	22	6	60	28	5	19	6	58
Reinsurance ceded	(2)	(1)	(4)	(3)	(10)	(2)	—	(3)	(4)	(9)	(1)	—	(3)	(4)	(8)

Net insurance premiums and guarantee fees	$25	$3	$18	$3	$49	$26	$4	$19	$2	$51	$27	$5	$16	$2	$50

	Six months ended
(in millions of Canadian dollars)					Jun 2018					Jun 2017
	CI	FII	CIB	PRI	Total	CI	FII	CIB	PRI	Total
Premiums earned	55	8	44	12	119	55	10	41	13	119
Reinsurance ceded	(4)	(1)	(7)	(7)	(19)	(3)	—	(8)	(8)	(19)

Net insurance premiums and guarantee fees	$51	$7	$37	$5	$100	$52	$10	$33	$5	$100

13. Claims-Related Expenses

	Three months ended			Six months ended
(in millions of Canadian dollars)	Jun 2018	Mar 2018	Jun 2017	Jun 2018	Jun 2017
Claims paid	15	17	26	32	45
Claims recovered	(25)	(5)	(2)	(30)	(6)
Actuarial increase in the net allowance for claims on insurance	14	14	13	28	25
(Increase) decrease in recoverable insurance claims	13	(4)	(1)	9	6
Claims handling expenses	—	1	—	1	1

Total claims-related expenses	$17	$23	$36	$40	$71

32         EXPORT DEVELOPMENT CANADA

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

14. Other (Income) Expenses

	Three months ended			Six months ended
(in millions of Canadian dollars)	Jun 2018	Mar 2018	Jun 2017	Jun 2018	Jun 2017
Net realized and unrealized (gain) loss on loans designated at fair value through profit or loss	(9)	(104)	(15)	(113)	26
Net realized and unrealized (gain) loss on derivatives	18	15	(34)	33	(15)
Net realized and unrealized gain on investments at fair value through profit or loss	(54)	(32)	(2)	(86)	(1)
Net realized and unrealized (gain) loss on marketable securities at fair value through profit or loss	25	55	(7)	80	(14)
Foreign exchange translation loss	7	6	3	13	10
Other	1	—	11	1	30

Total other (income) expenses	$(12)	$(60)	$(44)	$(72)	$36

We use a variety of derivatives to manage our interest rate and foreign exchange risks. Our derivatives are held for asset-liability management, of which a portion are directly associated with our loans payable, which are designated at fair value to obtain the same accounting treatment as the derivative. Fair value fluctuations in our debt and marketable securities portfolios generally move opposite to the fair value movements of their related derivatives. We also hold derivatives related to our Canadian dollar capital and our loans receivable, which do not have corresponding fair value treatment.

For the second quarter of 2018, we recorded net realized and unrealized losses of $34 million for our derivatives, loans payable and marketable securities compared to gains of $34 million in the previous quarter. The net realized and unrealized losses were higher mainly due to increases in rates used to value our marketable securities and fluctuations from foreign exchange rates used to value our long-term currency swaps, partially offset by increases in rates used to value our loans payable. Note that in accordance with International Financial Reporting Standards (IFRS), our loans payable are valued on the basis of our credit rating (AAA), while derivatives are valued based on the credit risk of the related exposure.

For the second quarter of 2018, our investments portfolio experienced net realized gains of $5 million and net unrealized gains of $49 million mainly as a result of positive performance in our fund portfolio.

QUARTERLY FINANCIAL REPORT        33

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

15. Administrative Expenses

	Three months ended			Six months ended
(in millions of Canadian dollars)	Jun 2018	Mar 2018	Jun 2017	Jun 2018	Jun 2017
Salaries and benefits	56	58	54	114	110
Pension, other retirement and post-employment benefits	12	12	12	24	25
Professional services	14	11	9	25	15
Amortization and depreciation	8	8	6	16	12
Occupancy	6	6	7	12	14
Marketing and communications	4	3	3	7	6
Travel, hospitality and conferences	3	3	2	6	4
Other	13	15	12	28	23

Total administrative expenses	$116	$116	$105	$232	$209

Retirement benefit obligations included in pension, other retirement and post-employment benefits above are as follows:

	Three months ended			Six months ended
(in millions of Canadian dollars)	Jun 2018	Mar 2018	Jun 2017	Jun 2018	Jun 2017
Pension benefit expense	9	9	8	18	17
Other post-employment benefit and severance expense	3	3	4	6	8

Total	$12	$12	$12	$24	$25

16. Related Party Transactions

The Government of Canada is the sole shareholder of Export Development Canada. We enter into transactions with other government departments, agencies and Crown corporations and our Pension Plan in the normal course of business, under terms and conditions similar to those that apply to unrelated parties.

34         EXPORT DEVELOPMENT CANADA

Mandate

Support and develop, directly or indirectly, Canada's export trade and Canadian capacity to engage in that trade, as well as respond to international business opportunities.

EDC is the owner of trademarks and official marks. Any use of an EDC trademark or official mark without written permission is strictly prohibited. All other trademarks appearing in this document are the property of their respective owners. The information presented is subject to change without notice. EDC assumes no responsibility for inaccuracies contained herein.

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